                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  --------------------------------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*
                                 --------------

                                 ImagicTV Inc.
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                                (Name of Issuer)

                                  Common Shares
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                         (Titile of Class of Securities)

--------------------------------------------------------------------------------

                                   45247E 10 7
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                                 (CUSIP Number)

                                  Feb 14, 2001
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             (Date of Event Which Requires Filing of this Statement)


Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


[ ] Rule 13d - 1(b)     [ ] Rule 13d - 1(c)     [x]  Rule 13d - 1(d)


                                Page 1 of 6 Pages
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---------------------                                     ----------------------
CUSIP No. _______                     13G                   Page 2 of __ Pages
---------------------                                     ----------------------

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 1    NAMES OF REPORTING PERSONS
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Whitecastle Investments Limited   10566 8263 RC

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 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                             N/A                     (b) [ ]

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 3    SEC USE ONLY

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 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      Canadian

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                                   5    SOLE VOTING POWER
         NUMBER OF                      2,464,927 Common Shares
          SHARES
                                 ----------------------------------------------
       BENEFICIALLY                6    SHARED VOTING POWER
         OWNED BY
           EACH
                                 ----------------------------------------------
         REPORTING                 7    SOLE DISPOSITIVE POWER
          PERSON
           WITH
                                 ----------------------------------------------
                                   8    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,464,927  Common shares

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 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

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 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      10.03%

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 12   TYPE OF REPORTING PERSON*
      Investment Company           Symbol:  IV

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--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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---------------------                                     ----------------------
CUSIP No. _______                     13G                   Page 3 of __ Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                               (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

--------------------------------------------------------------------------------
                                  5    SOLE VOTING POWER
        NUMBER OF
          SHARES
                                ------------------------------------------------
       BENEFICIALLY               6    SHARED VOTING POWER
         OWNED BY
           EACH
                                ------------------------------------------------
        REPORTING                 7    SOLE  DISPOSITIVE POWER
          PERSON
           WITH
                                ------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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Item 1(a).     Name of Issuer:

IMagic TV      _________________________________________________________________

Item 1(b).     Address of Issuer's Principal Executive Offices:

One Brunswick Square, 14th Floor P.O. Box 303 Saint John, N.B. E2L 3Y2 Canada __

Item 2(a).     Name of Person Filing:

Whitecastle Investments Limited_________________________________________________

Item 2(b).     Address of Principal Business Office or, if None, Residence:

22 St. Clair Ave East, Suite 1010 Toronto, ON M4T 2S3  Canada___________________

Item 2(c).     Citizenship:

Canada__________________________________________________________________________

Item 2(d).     Title of Class of Securities:

Common Shares___________________________________________________________________

Item 2(e).     CUSIP Number:

IMagic TV 45247E 10 7___________________________________________________________

Item 3. If This Statement Is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing Is a:

               [            ]

Item 4.        Ownership.
               2,464,927  Common Shares,  10.03% of Class

Item 5.        Ownership of Five Percent or Less of a Class.
               [            ]

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.
               [            ]

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
               [            ]

Item 8.        Identification and Classification of Members of the Group.
               [            ]

Item 9.        Notice of Dissolution of Group.
               [            ]

Item 10.       Certifications.
               [            ]

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                                        [Name of Reporting Person]
Date:  February 14, 2001


                                                By: /s/ Carey Diamond
                                                   -----------------------------
                                                   Name:  Carey Diamond
                                                   Title: President & CEO





                                                By:
                                                   -----------------------------
                                                   Name:
                                                   Title: